Exhibit 99.1

21ST CENTURY ONCOLOGY HOLDINGS, INC.

Contact: Bryan J. Carey President and CFO 239-931-7285 BCarey@rtsx.com	Investors: Nick Laudico The Ruth Group 646-536-7030 nlaudico@theruthgroup.com

21ST CENTURY ONCOLOGY REPORTS FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

Fourth Quarter 2013 Highlights:

•                  Total company pro forma revenues of $209.2 million, up 23.9% year-over-year, including $5.8 million in pro forma contribution from acquisitions; excluding acquisitions, revenues grew 20.5% year-over-year

•                  Total domestic Radiation Oncology cases completed increased 12.3%

•                  Domestic same market treatments per day increased 7.9%

•                  International cases increased 7.0%

•                  Pro Forma Adjusted EBITDA of $27.2 million

•                  Completed acquisition of OnCure Holdings, Inc. (“Oncure”) on October 25, adding significant scale and opportunity for long term revenue growth and operating synergies

•                  Transitioned corporate identity to 21st Century Oncology brand, recognized globally for high quality integrated cancer care (“ICC”) services

•                  Acquired strategically located radiation therapy facility with certificate of need (“CON”) in Roanoke Rapids, NC; upgrading with advanced technologies and clinical pathways

•                  Entered strategic partnership with ProHealth Care Associates, LLP, the largest physician group practice in the metropolitan New York area, to operate an ICC  practice in Riverhead, NY as well as jointly pursue additional strategic opportunities

Full Year 2013 Highlights:

•                  Total company pro forma revenues of $845.3 million, up 20.7% year-over-year, including $108.8 million in pro forma contribution from acquisitions; excluding acquisitions, revenues grew 6.1% year-over-year

•                  Total domestic Radiation Oncology cases completed increased 13.1%

•                  Domestic same market treatments per day increased 4.3%

•                  International cases increased 5.7%

•                  Pro Forma Adjusted EBITDA of $118.6 million

FORT MYERS, FL, February, 19, 2014 — 21st Century Oncology Holdings, Inc. (“21st Century Oncology”, “21C” or the “Company”), the leading global, physician-led provider of integrated cancer care (“ICC”) services, announced today its financial results for the fourth quarter and full year ended December 31, 2013.

Dr. Daniel Dosoretz, Founder and Chief Executive Officer, commented, “We made significant progress on all of our major strategic initiatives in 2013, closing a milestone year for 21st Century Oncology. We reported strong organic growth, closed the largest and most transformational acquisition in our history, continued to expand census and saw strong contributions to growth from our ICC and physician liaison initiatives. We also consolidated our corporate identity under our established brand: 21st Century Oncology, which is recognized globally for high quality patient care and a broad range of integrated oncology services in cost-effective settings.”

“From a volume perspective, we saw strong growth in fourth quarter and full year total Radiation Oncology cases completed, up 12.3% and 13.1% respectively. Fourth quarter domestic same-market treatments per day, which include same market acquisitions, grew by 7.9% year-over-year. Additionally, our international business performed well in the quarter, producing an 11.9% year-over-year revenue growth driven by case growth combined with use of more sophisticated treatment protocols. Our international business continues to position itself for significant future growth, through strategic acquisitions, a de-novo with a premier hospital partner, and further expansion of its business development pipeline.”

“Through many years of hard work and dedication, we have evolved into the largest provider of integrated cancer care services, providing academic quality care in low-cost settings on a scale that is unmatched in our industry. Our commitment to patients, physicians and payers has led to highly coordinated cancer care solutions in today’s complicated healthcare delivery system. Our model provides us multiple sources of self-sustaining growth, including organic opportunities and market share growth due to our ICC programs, strategic acquisitions, health system partnerships and strategic payer relationships. Armed with some of the highest quality physicians in a diverse set of specialties, we have an organization that is poised for long term value creation. The acquisition of Oncure has added revenue, exciting new markets with leading physicians and substantial operating synergy opportunities, expanding the platform upon which we can create value on a significantly larger scale,” he concluded.

Fourth Quarter 2013 Results

Total pro forma revenues for the fourth quarter of 2013 were $209.2 million, compared to $168.8 million in revenues in the same quarter of 2012. Fourth quarter pro forma revenues include $5.8 million in revenue contribution from acquisitions, as if the acquisitions had closed on October 1, 2013. The Oncure acquisition closed on October 25, 2013.  The increase in revenue was principally due to increased census, accretive joint ventures and acquisitions and international revenue growth, offset by lower reimbursement rates.

Total domestic Radiation Oncology cases completed increased 12.3% and domestic same market treatments per day increased 7.9% in the fourth quarter of 2013, which includes treatment volumes from our same market acquisition of Premiere Radiation Oncology/Specialist in Urology (“SIU”). This was driven by expansion of our ICC model and increased referrals through the Company’s physician liaison program. Domestic same market therapy revenue per treatment decreased 7.3% from the fourth quarter of 2012, due to reductions in the reimbursement rates in the Centers for Medicare and Medicaid Services (“CMS”) 2013 Physician Fee Schedule, partially offset by continued improvements in managed care pricing.

Total Relative Value Units (RVUs) per day at same market domestic freestanding centers slightly increased by 0.3% in the fourth quarter versus the same period of the prior year as census growth was partially offset by reductions in the reimbursement rates included in the CMS 2013 Physician Fee Schedule.

Adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation and other non-cash and pro forma items (“Pro Forma Adjusted EBITDA”) in the fourth quarter of 2013 was $27.2 million, or 13% of total pro forma revenues, compared to $24.2 million, or 14.3% of total pro forma revenues, in the fourth quarter of 2012. Pro Forma Adjusted EBITDA margins declined in the current quarter versus the prior year period primarily due to reductions in the Medicare reimbursement rate, the growth and expanded development activity in establishing integrated cancer care practices, and investments made in key personnel. Reconciliation of net loss attributable to 21st Century Oncology, determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the quarters ended December 31, 2013 and 2012 is included in the attached supplemental financial information.

Income tax expense in the fourth quarter of 2013 was an income tax benefit of $25.3 million, compared to an income tax expense of $1.3 million in the fourth quarter of 2012. The income tax benefit in the fourth quarter of 2013 was due to the effect of the Oncure purchase price adjustments on the valuation allowance recorded against the Company’s net tax assets.   The net loss for the fourth quarter of 2013 was $9.6 million, compared to a net loss of $33.2 million in the fourth quarter of 2012.  The net loss in the fourth quarter of 2012 included impairment charges of $11.1 million, attributable to revisions of the Company’s financial forecasts largely as a result of reductions in reimbursement that resulted in a write down of goodwill, trade name and an investment in a joint venture to their implied fair values as well as lagging economic conditions that existed in 2012 in the U.S.

Full Year 2013 Results

Total pro forma revenues for the full year ended December 31, 2013 were $845.3 million, an increase of 20.7% compared to $700.4 million in revenues for the full year 2012. Full year 2013 pro forma revenues include $108.8 million in revenue contribution from the acquisitions, as if the acquisitions had closed on January 1, 2013. The increase in revenue was principally due to increased domestic census, accretive joint ventures and acquisitions and international revenue growth, offset by lower reimbursement rates.

Total radiation oncology cases increased 9.7% and domestic same market treatments per day increased 4.3% for the full year 2013. This was driven by expansion of our ICC model and increased referrals through the Company’s physician liaison program.  Domestic same market therapy revenue per treatment decreased 6.2% compared to 2012, due to reductions in the reimbursement rate announced in the CMS 2013 Physician Fee Schedule which were partially offset by improved managed care pricing.

Total RVUs per day at same market domestic freestanding centers decreased 3.5% for the full year 2013 due to reductions in the reimbursement rate included in the CMS 2013 Physician Fee Schedule.

Pro Forma Adjusted EBITDA for the full year 2013 was $118.6 million, or 14.0% of total pro forma revenues, compared to $104.7 million, or 14.9% of total pro forma revenues for the full year 2012.  Pro Forma Adjusted EBITDA margins declined slightly in the current quarter versus the prior year period primarily due to reductions in the Medicare reimbursement rate, the growth and expanded development activity in establishing ICC practices, and investments made in key personnel. A reconciliation of net loss attributable to 21st Century Oncology, determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the full years ended December 31, 2013 and 2012 is included in the attached supplemental financial information.

Income tax expense for the full year 2013 was an income tax benefit of $20.4 million, compared to an income tax expense of $4.5 million in 2012. The income tax benefit in the fourth quarter of 2013 was due to the effect of the Oncure purchase price adjustments on the valuation allowance recorded against the Company’s net tax assets.  The net loss for the full year 2013 was $73.5 million, compared to a net loss of $151.1 million for the full year 2012. The net loss for the full year 2012 included impairment charges of $81.0 million, attributable to revisions of the Company’s financial forecasts largely as a result of reductions in reimbursement that resulted in a write down of goodwill, trade name and an investment in a joint venture to their implied fair values as well as lagging economic conditions that existed in 2012 in the U.S.

Recent Developments

In October, the Company completed the acquisition of Oncure for approximately $125.0 million (excluding capital leases, working capital and other adjustments). The purchase price included $42.5 million in cash and up to $82.5 million in assumed debt ($7.5 million of this assumed debt is subject to escrow conditions and will be released if certain Oncure centers achieve a minimum level of EBITDA). This transformative investment is the largest acquisition in the Company’s history and increased the number of radiation therapy centers by over 25% and is expected to add over 694 average treatments per day. The strategic addition is expected to provide operating synergies, broaden the Company’s ability to provide ICC services across a larger spectrum and offer significant revenue growth for several years to come.

In October, the Company acquired a single radiation therapy center in Roanoke Rapids, NC. The center is the only treatment center in a 30 mile radius and 21C was approved for the transfer of the CON for the facility. The Company is currently upgrading the center and its equipment to improve treatment planning and imaging sophistication and believes these upgrades will improve patient care and increase patient census.

In January 2014, the Company entered a strategic partnership with ProHealth Care Associates, LLP and opened a new de novo state-of-the-art radiation therapy center in Riverhead, New York. ProHealth is the largest physician group practice in the metropolitan New York area with over 500 physicians in over 150 offices treating over 750,000 covered lives.

In February 2014, the Company closed on an equity investment in South Florida Radiation Oncology Holdings, LLC (“SFRO”), which includes a 65% equity interest in SFRO for approximately $60 million. The investment was funded with the proceeds of a new $60 million term loan borrowed by a new direct subsidiary of the Company.  SFRO is expected to generate an annual run rate of approximately $25 million in adjusted EBITDA. This strategic transaction increased the number of centers by approximately 10% and is expected to add over 591 average treatments per day.  Our partnership with SFRO provides further opportunities to leverage the 21C infrastructure, footprint and technology to achieve significant operating synergies and leverage best practices across a clinically strong base of combined physician and management talent.  Furthermore, the enhanced market density should provide for increased opportunity for innovation with health systems and payers.

Conference Call

Management will host a conference call on February 20, 2014 at 10:00 a.m. ET, during which management will discuss its financial results in further detail. The dial-in numbers are (877) 407-9039 for domestic callers and (201) 689-8470 for international callers.  In addition, a telephonic replay of the call will be available until March 6, 2014.  The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers.  Please use the conference ID number 13575217 to access the replay.

A live webcast and webcast replay of the call will also be available from the Investor Relations section on the corporate web site at www.rtsx.com.

About 21st Century Oncology Holdings, Inc.

21st Century Oncology Holdings, Inc. is the largest global, physician led provider of Integrated Cancer Care Services. The Company offers a comprehensive range of cancer treatment services, focused on delivering academic quality, cost-effective patient care in personal and convenient settings. The Company operates 179 treatment centers, including 145 centers located in 16 U.S. states. The Company also operates 34 centers located in six countries in Latin America. The Company holds market leading positions in most of its domestic local markets and abroad.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for 2014 and the effects of the CMS’s Final Rule for the 2014 Physician Fee Schedule on its results.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to reductions in Medicare reimbursement, healthcare reform, decreases in payments by managed care organizations and other commercial payers  and other risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

21ST CENTURY ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,462	$15,410
Restricted cash	3,768	—
Accounts receivable, net	117,044	86,869
Prepaid expenses	7,577	6,043
Inventories	4,393	3,897
Deferred income taxes	375	540
Other	12,534	7,429
Total current assets	163,153	120,188

Equity investments in joint ventures	2,555	575
Property and equipment, net	240,371	221,050
Real estate subject to finance obligation	19,239	16,204
Goodwill	578,013	485,859
Intangible assets, net	85,025	35,044
Other assets	39,835	43,381
Total assets	$1,128,191	$922,301

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$57,613	$27,538
Accrued expenses	59,321	46,401
Income taxes payable	2,372	2,951
Current portion of long-term debt	17,536	11,065
Current portion of finance obligation	317	287
Other current liabilities	12,237	7,684
Total current liabilities	149,396	95,926
Long-term debt, less current portion	974,130	751,303
Finance obligation, less current portion	20,333	16,905
Other long-term liabilities	38,453	22,130
Deferred income taxes	4,498	6,202
Total liabilities	1,186,810	892,466

Noncontrolling interests - redeemable	15,899	11,368

Commitments and Contingencies

Equity:
Common stock, $0.01 par value, 1,028 shares authorized, 1,028 and 1,025 issued and outstanding at December 31, 2013 and 2012	—	—
Additional paid-in capital	650,879	651,907
Retained deficit	(713,537)	(638,023)
Accumulated other comprehensive loss, net of tax	(26,393)	(11,464)
Total 21st Century Oncology Holdings, Inc. shareholder’s (deficit) equity	(89,051)	2,420
Noncontrolling interests - nonredeemable	14,533	16,047
Total (deficit) equity	(74,518)	18,467
Total liabilities and equity	$1,128,191	$922,301

21ST CENTURY ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues:
Net patient service revenue	$189,524	$166,784	$715,999	$686,216
Management fees	11,139	—	11,139	—
Other revenue	2,727	1,952	9,378	7,735
Total revenues	203,390	168,736	736,516	693,951

Expenses:
Salaries and benefits	115,380	96,457	409,352	372,656
Medical supplies	18,474	13,804	64,640	61,589
Facility rent expenses	13,280	10,168	45,565	39,802
Other operating expenses	12,474	10,325	45,629	38,988
General and administrative expenses	33,355	22,177	102,187	82,236
Depreciation and amortization	18,645	16,753	65,195	64,893
Provision for doubtful accounts	3,289	1,630	12,146	16,916
Interest expense, net	24,378	20,312	86,747	77,494
Electronic health records incentive income	(1,698)	(2,256)	(1,698)	(2,256)
Gain on the sale of an interest in a joint venture	—	—	(1,460)	—
Loss on sale leaseback transaction	313	—	313	—
Early extinguishment of debt	—	—	—	4,473
Fair value adjustment of earn-out liability	130	(42)	130	1,219
Impairment loss	—	11,075	—	81,021
Loss on foreign currency transactions	117	105	1,283	339
Loss on foreign currency derivative contracts	158	159	467	1,165
Total expenses	238,295	200,667	830,496	840,535

Loss before income taxes	(34,905)	(31,931)	(93,980)	(146,584)
Income tax (benefit) expense	(25,281)	1,291	(20,432)	4,545

Net loss	(9,624)	(33,222)	(73,548)	(151,129)

Net (income) loss attributable to noncontrolling interests- redeemable and non-redeemable	(601)	152	(1,966)	(3,079)

Net loss attributable to 21st Century Oncology Holdings, Inc. shareholder	(10,225)	(33,070)	(75,514)	(154,208)

Other comprehensive loss:
Unrealized loss on derivative interest rate swap agreements	—	—	—	(333)
Unrealized loss on foreign currency translation	(6,425)	(2,753)	(16,242)	(7,882)
Other comprehensive loss	(6,425)	(2,753)	(16,242)	(8,215)

Comprehensive loss:	(16,049)	(35,975)	(89,790)	(159,344)
Comprehensive (income) loss attributable to noncontrolling interests- redeemable and non-redeemable	(137)	401	(653)	(2,396)
Comprehensive loss attributable to 21st Century Oncology Holdings, Inc. shareholder	$(16,186)	$(35,574)	$(90,443)	$(161,740)

21ST CENTURY ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Years Ended
	December 31,
	2013	2012
Cash flows from operating activities
Net loss	$(73,548)	$(151,129)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	55,430	53,052
Amortization	9,765	11,841
Deferred rent expense	973	1,234
Deferred income taxes	(27,908)	(2,023)
Stock-based compensation	597	3,257
Provision for doubtful accounts	12,146	16,916
Loss on the sale/disposal of property and equipment	336	748
Loss on sale leaseback transaction	313	—
Gain on the sale of an interest in a joint venture	(1,460)	—
Amortization of termination of interest rate swap	—	958
Write-off of loan costs	—	525
Early extinguishment of debt	—	4,473
Termination of derivative interest rate swap agreements	—	(972)
Loss on fair value adjustment of noncontrolling interests-redeemable	—	175
Impairment loss	—	81,021
Loss on foreign currency transactions	143	33
Loss on foreign currency derivative contracts	467	1,165
Amortization of debt discount	1,191	798
Amortization of loan costs	5,595	5,434
Equity interest in net loss of joint ventures	454	817
Distribution received from unconsolidated joint ventures	21	9
Changes in operating assets and liabilities:
Accounts receivable and other current assets	(42,570)	(21,578)
Income taxes payable	20	(2,121)
Inventories	(102)	639
Prepaid expenses	3,544	3,262
Accounts payable and other current liabilities	30,326	(1)
Accrued deferred compensation	1,344	1,339
Accrued expenses / other current liabilities	12,299	6,258

Net cash (used in) provided by operating activities	(10,624)	16,130

Cash flows from investing activities
Purchase of property and equipment	(40,744)	(30,676)
Acquisition of medical practices	(68,659)	(25,862)
Purchase of noncontrolling interest - non-redeemable	(1,509)	—
Restricted cash associated with medical practice acquisitions	(3,768)	—
Purchase of joint venture interests	—	(1,364)
Proceeds from the sale of property and equipment	78	2,987
Loans to employees	(212)	(68)
Contribution of capital to joint venture entities	(992)	(714)
Proceeds from the sale of equity interest in a joint venture	1,460	—
Payment of foreign currency derivative contracts	(171)	(670)
Premiums on life insurance policies	(1,234)	(1,313)
Change in other assets and other liabilities	(2,212)	370

Net cash used in investing activities	(117,963)	(57,310)

21ST CENTURY ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Years Ended
	December 31,
	2013	2012
Cash flows from financing activities
Proceeds from issuance of debt	302,563	448,163
Principal repayments of debt	(167,932)	(383,344)
Repayments of finance obligation	(182)	(109)
Payments of notes receivable from shareholder	—	72
Proceeds from noncontrolling interest holders - redeemable and non-redeemable	765	—
Cash distributions to noncontrolling interest holders - redeemable and non-redeemable	(2,211)	(3,920)
Payments of costs for equity securities	(953)	—
Payments of loan costs	(1,359)	(14,437)

Net cash provided by financing activities	130,691	46,425

Effect of exchange rate changes on cash and cash equivalents	(52)	(12)

Net increase in cash and cash equivalents	2,052	5,233
Cash and cash equivalents, beginning of period	15,410	10,177

Cash and cash equivalents, end of period	$17,462	$15,410
Supplemental disclosure of cash flow information
Interest paid	$78,750	$63,632
Income taxes paid	$9,364	$9,120
Supplemental disclosure of noncash transactions
Finance obligation related to real estate projects	$7,580	$3,035
Derecognition of finance obligation related to real estate projects	$3,940	$—
Deconsolidation of noncontrolling interest	$9	$—
Capital lease obligations related to the purchase of equipment	$3,054	$7,281
Earn-out accrual related to the acquisition of medical practices	$7,950	$400
Noncash dividend declared to noncontrolling interest	$77	$167
Property and equipment related to the North Broward Hospital District license agreement	$—	$4,260
Capital lease obligations related to the acquisition of medical practices	$10,903	$5,746
Noncash redemption of Parent equity units	$—	$53
Seller financing promissory note related to the acquisition of medical practices	$2,097	$—
Noncash contribution of capital by noncontrolling interest holders	$4,235	$—
Termination of prepaid services by noncontrolling interest holder	$2,551	$—
Issuance of notes payable relating to the earn-out liability in the acquisition of Medical Developers	$2,679	$—
Issuance of equity LLC units relating to the earn-out liability in the acquisition of Medical Developers	$705	$—
Issuance of senior secured notes related to the acquisition of medical practices	$75,000	$—
Reserve claim liability related to the acquisition of medical practices	$3,682	$—
Noncash dividend declared from unconsolidated joint venture	$150	$—
Step up basis in joint venture interest	$83	$—

21ST CENTURY ONCOLOGY HOLDINGS, INC.

Supplemental Financial Information (Unaudited)

Reconciliation of Total Pro-forma Revenue and Pro-forma Adjusted EBITDA to Net Loss Attributable to 21st Century Oncology Holdings, Inc. Shareholder

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
(in thousands):
Total revenues	$203,390	$168,736	$736,516	$693,951
Pro-forma full period effect of acquisitions (a)	5,820	90	108,767	6,434
Total pro-forma revenues	$209,210	$168,826	$845,283	$700,385

Net loss attributable to 21st Century Oncology Holdings, Inc. shareholder	$(10,225)	$(33,070)	$(75,514)	$(154,208)
Income tax (benefit) expense	(25,281)	1,291	(20,432)	4,545
Interest expense, net	24,378	20,312	86,747	77,494
Depreciation and amortization	18,645	16,753	65,195	64,893
Gain on the sale of an interest in a joint venture	—	—	(1,460)	—
Loss on sale leaseback transaction	313	—	313	—
Early extinguishment of debt	—	—	—	4,473
Fair value adjustment of earn-out liability	130	(42)	130	1,219
Impairment loss	—	11,075	—	81,021
Loss on foreign currency derivative contracts	158	159	467	1,165
Management fees (b)	546	433	1,252	1,218
Non-cash expenses (c)	1,093	1,110	4,282	5,750
Sale-lease back adjustments (d)	(322)	(248)	(1,339)	(985)
Acquisition-related costs (e)	11,346	1,724	18,648	4,040
Other expenses (f)	2,256	2,272	6,554	3,810
Litigation settlement (g)	265	1,098	2,122	3,151
Costs associated with the provision for income taxes (h)	—	205	—	736
Tradename / rebranding initiative (i)	333	257	1,044	780
Expenses associated with idle / closed treatment facilities (j)	1,771	651	3,901	2,623
Pro-forma full period effect of acquisition EBITDA (a)	1,830	184	26,681	2,966

Pro-forma Adjusted EBITDA (1)	$27,236	$24,164	$118,591	$104,691

Pro-forma Adjusted EBITDA as a percentage of total pro-forma revenues	13.0%	14.3%	14.0%	14.9%

(1) Pro-forma Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, gain on the sale of an interest in a joint venture, loss on sale leaseback transaction, early extinguishment of debt, fair value adjustment of earn-out liability, impairment loss, foreign currency derivative contract loss (gain), management fees accrued to our sponsor, non-cash expenses including costs relating to stock compensation, amortization of straight-line rent and amortization of capital expenditures relating to repairs and maintenance, non-cash equipment rent, sale-lease back adjustments, acquisition-related costs, other expenses including loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums on termed physicians, franchise taxes, costs relating to consulting services on Medicare reimbursement, litigation settlements with physicians, expenses associated with the provision for income taxes, costs associated with tradename and rebranding initiatives, expenses associated with idle / closed radiation therapy treatment facilities and pro-forma full period effect of acquisition EBITDA.

(a) Pro-forma amounts related to adjustments to total revenues and Pro-forma Adjusted EBITDA to reflect the full period effect of our acquisitions and Value Added Services contracts completed during 2013 and 2012.  The adjustments reflect the impact to our total revenues and Pro-forma Adjusted EBITDA as if the acquisitions and Value Added Services contracts had occurred at the beginning of the year.

(b) Management fees are fees accrued to our sponsor, Vestar Capital Partners.

(c) Non-cash expenses including costs relating to stock compensation, amortization of straight-line rent, amortization of capital expenditures relating to warranty arrangements amortized to repairs and maintenance and non-cash equipment rent.

(d) Sale-lease back adjustments relates to the adjustment of benefit derived from the classification of operating leases as finance obligations reflecting a reclassification of interest expense and depreciation and amortization expense as rent expense.

(e) Acquisition related costs associated with ASC 805, “Business Combinations”, including professional fees, corporate development, integration and due diligence costs relating to the acquisition of medical practices.

(f) Other expenses include loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums paid on terminated physicians, franchise taxes and costs relating to consulting services on Medicare reimbursement.

(g) Litigation settlement relates to costs associated with the termination of physicians during 2012 and 2013.

(h) Expenses related to the costs associated with process improvements in the provision for income taxes.

(i) Expenses related to the costs associated with the Company’s tradename and rebranding initiatives.

(j) Expenses associated with idle / closed radiation therapy treatment facilities.

We believe the Pro-forma Adjusted EBITDA provides useful information about our financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s leverage capacity and its ability to meet its debt service requirements.  Pro-forma Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangibles assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting.  Pro-forma Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating business and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams, and for purposes in the calculation of debt covenants and related disclosures.

Pro-forma Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to 21st Century Oncology Holdings, Inc.shareholder, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Pro-forma Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

21ST CENTURY ONCOLOGY HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Three Months Ended			Years Ended
	December 31,		%	December 31,		%
	2013	2012	Change	2013	2012	Change
United States

Number of treatment days	64	64		255	255

Total RVU’s - freestanding centers	3,301,276	2,805,743	17.7%	11,615,189	11,483,600	1.1%

RVU’s per day - freestanding centers	51,582	43,840	17.7%	45,550	45,034	1.1%

Percentage change in RVU’s per day - freestanding centers - same market basis	0.3%	-10.1%		-3.5%	-6.3%

Total treatments - freestanding centers	160,377	120,842	32.7%	546,951	493,330	10.9%

Treatments per day - freestanding centers	2,506	1,888	32.7%	2,145	1,935	10.9%

Percentage change in revenue per treatment - freestanding centers - same market basis	-7.3%	-6.4%		-6.2%	-3.9%

Percentage change in treatments per day - freestanding centers - same market basis	7.9%	-1.9%		4.3%	2.0%

Percentage change in freestanding revenues - same market basis	0.0%	-6.8%		-2.2%	-2.1%

Radiation oncology cases completed:

3-D cases	1,908	1,739		7,442	6,174

IMRT cases	3,111	2,732		11,955	10,862

Other cases	594	528		2,223	2,072

Total radiation oncology cases completed	5,613	4,999	12.3%	21,620	19,108	13.1%

Treatments per radiation oncology case completed	23.5	23.7		23.6	24.2

Revenue per radiation oncology case	$18,699	$19,406		$18,703	$19,206

Number of employed, contracted and affiliated physicians:

Radiation oncologists	156	111

Urologists	124	106

Surgeons	35	34

Medical oncologists	25	24

Gynecologic oncologists	7	5

Other physicians	13	10

Affiliated physicians	311	281

Total physicians	671	571	17.5%

Treatment centers - freestanding (global)	155	121	28.1%
Treatment centers - professional / other (global)	8	5	60.0%

Total treatment centers	163	126	29.4%

Days sales outstanding at quarter end	31	34

Net patient service revenue - professional services only (in thousands)	$59,904	$49,031		$219,721	$199,097

Net patient service revenue - excluding physician practice expense (in thousands)	$204,696	$166,784		$731,171	$686,216

	Three Months Ended			Years Ended
	December 31,		%	December 31,		%
	2013	2012	Change	2013	2012	Change
International

Number of new cases

2-D cases	848	1,254		3,716	4,857

3-D cases	2,779	2,312		10,418	8,901

IMRT / IGRT cases	560	346		1,956	1,471

Total	4,187	3,912	7.0%	16,090	15,229	5.7%

Revenue per radiation oncology case	$5,550	$5,314		$5,659	$5,382

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